Exhibit 99.1

Jean Hsu Appointed to the Board of Directors of Blackstone Mortgage Trust

October 22, 2025

NEW YORK – Blackstone Mortgage Trust, Inc. (NYSE: BXMT) announced today that seasoned institutional investor and industry leader Jean Hsu has been appointed to its Board of Directors.

Ms. Hsu brings over 25 years of global investment experience across fixed income, real estate, private credit and structured products to the BXMT Board, as well as deep public and private market expertise. Most recently, she served as Head of Private Debt and a member of the Investment Office leadership team at California Public Employees’ Retirement System (CalPERS), the nation’s largest defined-benefit public pension fund, until her retirement in 2024. At CalPERS, Ms. Hsu previously held several other senior roles, including Managing Investment Director and Head of Opportunistic Strategies, where she launched the commercial real estate lending portfolio. Earlier, as a Portfolio Manager for CalPERS’ Global Fixed Income strategy, she led CalPERS’ effort in participating in the Term Asset-Backed Securities Loan Facility (TALF) during the great financial crisis, and subsequently built the collateralized loan obligation (CLO) program.

Tim Johnson, Chair of the Board of BXMT, said: “We are thrilled to welcome Jean to BXMT’s Board of Directors. Over her distinguished career, she has demonstrated a proven track record of strategic investment, leadership and innovation that will undoubtedly benefit our shareholders and continue to support BXMT’s strong forward trajectory.”

Ms. Hsu said: “I am honored to be joining the Board of BXMT at this exciting time in real estate credit. I look forward to working alongside the other deeply experienced Board members and best-in-class management team to deliver strong results for our investors.”

Ms. Hsu also serves as a member of the Board of Directors of Antares Private Credit Fund. She received a Bachelor of Laws from National Taiwan University and practiced law with a focus on banking, securities and corporate finance. She also holds a Master of Business Administration from the Wharton School at the University of Pennsylvania and is a Fulbright Scholar.

About Blackstone Mortgage Trust

Blackstone Mortgage Trust (NYSE: BXMT) is a real estate finance company that originates, acquires and manages senior loans and other debt or credit-oriented investments collateralized by or relating to commercial real estate in North America, Europe, and Australia. Our investment objective is to preserve and protect shareholder capital while producing attractive risk-adjusted returns primarily through dividends generated from current income. Our portfolio is composed primarily of loans secured by high- quality, institutional assets in major markets, sponsored by experienced, well-capitalized real estate investment owners and operators. These loans are financed in a variety of ways, depending on our view of the most prudent strategy available for each of our investments. We are externally managed by BXMT Advisors L.L.C., a subsidiary of Blackstone. Further information is available at www.bxmt.com.

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